Exhibit 10.2

FINAL

AOL Inc. Annual Bonus Plan – U.S.

2013

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1.	Objective

The success of AOL Inc. (“AOL”), along with its subsidiaries and affiliates (together the “Company”), is to a great extent dependent on the caliber of its employees. The AOL Inc. Annual Bonus Plan is a critical tool in rewarding outstanding Company performance, segment/brand/group performance, individual performance and behaviors that contribute to the achievement of corporate objectives.

The AOL Inc. Annual Bonus Plan provides eligible employees (other than employees whose participation is governed by the AOL Inc. Annual Incentive Plan for Executive Officers (the “Executive AIP”) and Section 6 herein) with the opportunity to receive cash incentives based on the financial and operational performance of the Company, their segment/brand/group as well as their own individual performance.

The guidelines provided in the AOL Inc. Annual Bonus Plan – U.S. are applicable generally to eligible employees of entities formed within the United States. The terms “ABP” and “this plan” as used herein refer to this plan document. A separate plan document governs the participation of eligible employees of entities formed outside the United States (the “International ABP”).

2.	Eligibility

Employees of AOL, or a direct or indirect wholly-owned AOL subsidiary formed within the United States, with employee job levels A through J are eligible to participate in the ABP, subject to the terms of the ABP and the following conditions (each such employee, a “Participant”).

a.	Employees must be scheduled to work a minimum of 25 hours or more per week to be eligible to participate.

b.	Employees eligible to participate in any other Company cash incentive plan, including but not limited to the International ABP, sales incentive plans and bonus plans, are not eligible to participate in the ABP. To avoid doubt, the preceding sentence does not apply to the AOL Inc. Stock Incentive Plan.

c.	New employees who are hired on or after October 1 of a plan year are not eligible to participate in the ABP for such plan year.

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d.	Certain individuals, including but not limited to any individuals classified by the Company as interns, fellows, fixed term employees, contractors, freelancers, bloggers or temporary workers, and any individuals who are not considered employees of the Company, are not eligible to participate in the ABP, unless required by state or local law. This list is not intended to be all inclusive and may be updated without prior notice. Additionally, any individual who is subject to the terms of or is a signatory to any contract, letter agreement, or other document that acknowledges his or her status as an independent contractor or who is not otherwise classified by the Company for U.S. federal payroll tax purposes as a common law employee is not eligible to participate in the ABP, even if such individual is later determined to be a common law employee.

e.	The eligibility of a Participant who is a participant in the Executive AIP will be determined pursuant to the Executive AIP and Section 6 of this plan.

f.	Notwithstanding anything to the contrary herein, an employee who meets the eligibility requirements set forth in this Section 2 shall, if so designated by the Company in its sole discretion, participate in the International ABP in lieu of this plan (notwithstanding the eligibility requirements set forth in the International ABP).

3.	Target Incentive

A Participant’s ABP target incentive is expressed as a percentage of such Participant’s annual base salary and calculated based on the Participant’s level for internal purposes (and not the Participant’s business title). If a Participant is a participant in the Executive AIP, then the applicable ABP target incentive for such Participant will be a component in the criteria used by the Compensation Committee of AOL Inc.’s Board of Directors (and any successor thereto) (the “Committee”) to apply negative discretion in determining the actual annual incentive payable to such Participant pursuant to the terms of the Executive AIP. No annual incentive payment will be made to a participant in the Executive AIP unless and until the performance goal specified in Section 3.2 of the Executive AIP is achieved.

Subject to Sections 7(e), (f) and (h), actual annual incentive payouts, if granted, with respect to a plan year will be calculated based on a Participant’s annual base salary rate as of December 31 of the plan year, in accordance with the administrative guidelines of the ABP.

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4.	Performance Measures & Weighting

The following components of performance will be assessed in determining a Participant’s incentive payout and will be weighted as follows (expressed as a percentage of the Participant’s target incentive):

Internal Level	Performance Components
	Company	Brand/Segment/Group	Individual
EVPs and Below (other than Corporate EVPs)	20%	50%	30%

Corporate EVPs and CEO	70%	n/a	30%

a.	With respect to individual performance, Participants are rated on a performance scale, and employees in the lowest individual performance category (as determined by management in its sole discretion) will not be eligible for a bonus under this plan.

b.	The portion of a Participant’s incentive payout attributable to a Participant’s Brand/Segment/Group shall be based on the performance of the operating segment, brand or group of the Company for which the Participant provides substantial services. With respect to a Participant who provides substantial services to one or more operating segments, brands and/or groups of the Company, the Brand/Segment/Group portion of the Participant’s incentive payout may be based on the performance of one or more of such operating segments, brands or groups, as determined and weighted at the beginning of the plan year (or as may be adjusted from time to time) by management in its sole discretion.

c.	With respect to a Participant who is a participant in the Executive AIP, the foregoing performance measures may be used by the Committee to apply negative discretion to determine the actual bonus payable to such Participant (as set forth in Section 3.4 of the Executive AIP); provided, however, that the Company has satisfied the performance goal specified in Section 3.2 of the Executive AIP.

5.	Funding

The Company’s performance, and total ABP funding, are based on the following measures of performance in the plan year (each a “Company Metric”):

i.	Adjusted OIBDA — the Company’s operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items;

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ii.	Free Cash Flow — cash provided by continuing operations, less capital expenditures, product development costs and principal payments on capital leases;

iii.	Revenue Net of TAC – the Company’s revenue for fiscal year 2013, minus traffic acquisition costs for the same period, as reported in the Company’s trending schedules for the period ending December 31, 2013; and

iv.	Adjusted Earnings Per Share – net income attributable to the Company excluding the impact of restructuring costs, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items (e.g., interest expense on a revolving credit facility) divided by diluted weighted average common shares outstanding normalized for the impact of any stock splits, reverse stock splits or other such transactions executed by the Company that materially change the number of shares outstanding. Income tax expense for purposes of Adjusted EPS is calculated based on the Company’s marginal tax rate.

The thresholds and goals for each of the Company Metrics and the financial measures for the operating segments, brands and/or groups of the Company, as applicable, are determined at the beginning of the plan year by the Company, and are approved by the Committee.

The ABP funding levels at various levels of the Company’s achievement of the Company Metrics are determined at the beginning of the plan year. The ABP funding level for achievement of the performance goals of the Company’s brand, segments and/or groups will be determined by the Company in its sole discretion.

In general, each of the four identified Company Metrics operate independently. The plan will be funded if the minimum threshold of a Company Metric is achieved, but only as to the portion of the total approved ABP funding that has been allocated to the achievement of such Company Metric (e.g., if only Adjusted OIBDA and Revenue Net of TAC thresholds are met, the ABP will be funded only as to the portion of the total approved ABP funding allocable to these two Company Metrics). There will be no payout under the plan if none of the Company Metric thresholds are met.

For purposes of determining the ABP funding level attributable to Company performance, the Company Metrics will be weighted as follows: Adjusted OIBDA –50%; Free Cash Flow –20%; Revenue Net of TAC –20%; AEPS –10%.

Generally, final ABP funding is at the discretion of the CEO, with the approval of the Committee; however, final ABP funding as to the CEO, the CFO and any employee subject to the Committee’s purview is also subject to approval of the Committee.

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6.	Participation In The Executive AIP

This Section 6 will apply only to those Participants who are also participants in the Executive AIP, which determination will be made by the Committee. Only with respect to annual incentives payable to such Participants should the ABP be considered a sub-plan of the Executive AIP. The eligibility of such Participants to participate in the Executive AIP will be determined pursuant to Section 5 of the Executive AIP and the second paragraph of this Section 6. The performance goals for such Participants will be determined pursuant to Section 3 of the Executive AIP. In addition, this sub-plan for Participants who are participants in the Executive AIP will be administered in accordance with Section 4 of the Executive AIP. The method, timing and/or form of any annual incentive payouts to such Participants will be as set forth in the Executive AIP. Once the Committee determines in writing that performance goals have been achieved under the Executive AIP (pursuant to Section 3 of the Executive AIP), the Committee may use negative discretion to finalize the annual incentive payouts to such Participants, pursuant to the guidelines established under the ABP. Any capitalized terms used in this section (and throughout the ABP with respect to a Participant who is a participant in the Executive AIP) but not otherwise defined herein, in connection with determining the annual incentive payouts for such Participant only, will have the meaning set forth in the Executive AIP. In the event of a conflict between any term or provision contained in the ABP and a term or provision of the Executive AIP, with respect to a Participant who is a participant in the Executive AIP, the terms and provisions of the Executive AIP will govern and prevail.

Notwithstanding anything to the contrary in this plan or in the Executive AIP, any individual designated by the Committee to participate in the Executive AIP who is subsequently determined not to be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for the fiscal year of the Company in which the Company allocates its federal income tax deduction for payments under the Executive AIP based upon performance in the plan year, shall not be eligible to receive a bonus under the Executive AIP, but shall instead be eligible to receive a bonus under the ABP, with such individual’s bonus eligibility and award opportunity determined solely under the terms of the ABP.

7.	Administrative Guidelines

a.	The ABP is an annual bonus plan based on Company, Brand/Segment/Group and individual performance from January 1, 2013 through December 31, 2013 (the “plan year”).

b.	Any payout to a Participant with respect to a plan year will be distributed once a year in a lump sum, no later than March 15th of the year immediately following the end of such plan year.

c.

Bonus payouts, if any, under the ABP will be made to a Participant by his or her employer. Subject to Section 7(h) herein, Participants must be continuously employed by the Company through the date of payout in order to be eligible to receive a payout. A Participant whose employment with the Company has terminated, or who has received a notice of

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termination from the Company or delivered a notice of resignation to the Company, in each case prior to the date of payout, is not eligible to receive a payout, unless otherwise required by state or local law.

d.	Subject to Section 2, employees promoted or transferred into an ABP eligible position may participate in the ABP effective as of the first day they were employed in an ABP eligible position. The ABP payment will be prorated daily based on the length of time such employee works in the ABP eligible position during the plan year.

e.	A Participant transferring from an ABP eligible position to a non-ABP eligible position will be eligible to receive an ABP payout, prorated on a daily basis based on the portion of the plan year in which the Participant was employed in an ABP eligible position and the Participant’s annual rate of base salary immediately before such transfer, provided that the Company pays a bonus under the ABP to other Participants for that plan year.

f.	Participants who are promoted or transferred from one ABP bonus target level to another during the plan year will be eligible to receive an ABP payout, prorated on a daily basis based on the length of time at each ABP bonus target level during the plan year and the Participant’s annual rate of base salary as in effect on the last day in the plan year employed at each such ABP bonus target level.

g.	A bonus payable under the ABP may not exceed 200% of a Participant’s bonus target.

h.	In the event a Participant dies during the plan year, the Participant’s beneficiaries will receive a prorated ABP payout at the Participant’s target level based on the number of days the Participant was employed in an ABP eligible position during such plan year, provided an ABP payout is approved for such plan year. In addition, if a Participant dies after the end of the plan year, but before payout, the Participant’s beneficiaries will receive the full ABP payout, at the Participant’s target incentive level, if an ABP payout is approved for such plan year. Any such ABP payouts will be made at the same time as other payouts would otherwise be payable to Participants under the terms of the ABP and, except as provided in Sections 7(e) and (f), will be calculated based on the Participant’s rate of annual base salary immediately prior to his or her death.

i.

Notwithstanding anything to the contrary in Section 7(b) or any other provision herein, a Participant may, in the sole discretion of the Company, receive his or her ABP payout for the plan year in more than one installment, provided that (i) all such installments will be paid no later than March 15th of the year immediately following the end of such plan year, (ii) as to any installment payable prior to the end of the plan year, performance is then determined to be trending to meet or exceed the performance thresholds described in Sections 4 and 5 for the plan year, and (iii) except as provided in Section 7(h), a Participant must be continuously employed by the Company through the date that any installment payment provided under this paragraph is payable in order to be eligible to receive such payment. Installments may be in equal or unequal amounts as determined by the Company in its sole discretion.

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j.	There is no guaranteed ABP payout. Notwithstanding anything to the contrary herein, the Company may reduce any amounts payable to a Participant hereunder. Any payments under the ABP are at the sole discretion of the Company.

k.	The Company has the power to interpret the terms and conditions of the plan, subject to Committee approval when required. Any decisions made by the Company or the Committee regarding the plan is final and binding upon all parties. Determinations made by the Company or Committee need not be uniform and may be made selectively among Participants in the plan.

8.	Miscellaneous

a.	Participation in the ABP does not constitute a contract of employment or a contractual agreement for payout, and does not guarantee employment for any duration of time. Participation in the ABP in any plan year does not guarantee participation in any following plan year. All elements of the ABP are at the discretion of the Company. The Company reserves the right to modify, revoke, suspend, terminate, or disregard all plan practices, policies or procedures, in whole or in part, published or unpublished, at any time, with or without notice, unless otherwise required by state or local law. The ABP may, or may not, be renewed on a yearly basis, whether in whole or in part.

b.	Subject to Committee approval when required, the Company reserves the right to exercise discretion in calculating the ABP payout, and in setting or adjusting any values or factors used in the calculation of the ABP payout. Such discretion for Participants who are either participants in the Executive AIP and/or whose compensation must be reviewed and approved by the Committee resides solely with the Committee.

c.	Except with respect to any provision of the Executive AIP as it applies to a Participant in the Executive AIP, in the event of any inconsistency or conflict between the provisions of any other communications and the terms of this plan document, the terms outlined in this plan document will prevail.

d.	Participants will not have the right to assign, pledge, or otherwise transfer any payments to which they may be entitled under the ABP.

e.	The Company reserves the right to deduct any moneys owed to the Company by a Participant from any payout under the ABP prior to distribution, unless state or local laws require otherwise.

f.	The Company will be entitled to withhold from any payment due to a Participant any and all applicable income and employment taxes.

g.	The ABP is intended to be exempt from Code Section 409A and shall be administered and interpreted accordingly. Notwithstanding any other provision of the ABP, if any provision of the ABP conflicts with the requirements of Code Section 409A, the requirements of Code Section 409A shall supersede any such provision. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

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h.	If any provision of the ABP shall be held to be void, invalid, illegal or unenforceable, in whole or in part, such provision shall be replaced with a provision that is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of the ABP shall not in any way be affected or impaired thereby.

i.	Any payments under this plan are to be paid from the Company’s general assets. No trust, account or other separate fund or segregation of assets will be established for payments pursuant to the plan.

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